Intrepid Announces First Quarter 2025 Results

Denver, CO, May 5, 2025 - Intrepid Potash, Inc. ("Intrepid", "the Company", "we", "us", or "our") (NYSE:IPI) today reported its results for the first quarter of 2025.

First Quarter Highlights & Management Commentary
Improving potash and Trio® unit economics, strong Trio® pricing, and our highest quarterly sales volumes since 2016 led to strong first quarter 2025 results, highlighted by:
•Total sales of $97.8 million;
•Net income of $4.6 million, or $0.35 per diluted share; and
•Adjusted EBITDA(1) of $16.6 million.

Kevin Crutchfield, Intrepid's Chief Executive Officer, commented: "Since joining the Company, I've been very impressed with the skill, dedication, and quality of work of our employees at all locations and I want to thank them for their hard work in delivering strong safety, operational, and financial results in my first full quarter with Intrepid.

Our first quarter was highlighted by solid performance in potash and Trio®, with our combined total sales volumes of 213 thousand tons being our highest quarterly sales volume since the first quarter of 2016. Supported by strong demand and improving agricultural commodity prices, fertilizer prices continued to strengthen during the quarter with Midwest warehouse prices increasing by $55/ton for potash and our posted price for Trio® increasing $40/ton following the January winter-fill programs. Our improving production profile and the associated positive impact to our unit economics helped drive solid segment gross margins, and Trio® was again the standout performer, with gross margin of $10.4 million. In the first quarter, our consolidated adjusted EBITDA(1) of $16.6 million was roughly double the same prior year figure.

While there's been quite a bit of uncertainty in the broader markets in recent weeks, we believe Intrepid is well-positioned for the remainder of the year. Potash pricing continues to find support owing to strong global potash demand and balanced supply; key crop futures have been steady and are currently trading at higher levels compared to early-March; and our debt-free balance sheet and strong liquidity position put us in a position of strength."

Key Financial & Operational Metrics Summary

	Three Months Ended March 31,
	2025	2024
	(in millions unless otherwise stated)
Total sales	$97.8	$79.3
Gross margin	$14.6	$6.4
Net income (loss)	$4.6	$(3.1)
Net income (loss) per diluted share	$0.35	$(0.24)
Adjusted net income (loss)(1)	$5.1	$(1.9)
Adjusted net income (loss) per diluted share(1)	$0.39	$(0.14)
Adjusted EBITDA(1)	$16.6	$7.7
Cash flow from operations*	$10.9	$41.5

Potash sales volumes (in thousands and tons)	103	74
Average potash net realized sales price per ton(1)	$312	$395

Trio® sales volumes (in thousands and tons)	110	91
Average Trio® net realized sales price per ton(1)	$345	$300

*First quarter 2024 cash flow from operations of $41.5 million includes a $45 million payment pursuant to the terms of the Third Amendment to the Cooperative Development Agreement between Intrepid and XTO.

Liquidity
•As of May 2, 2025, our cash and cash equivalents totaled $66 million and we had no outstanding borrowings on our $150 million revolving credit facility that matures in August 2027.
Capital Expenditures
•Our capital expenditures were $8.3 million in the first quarter of 2025. We still expect our 2025 capital expenditures will be in the range of $36 to $42 million, with the majority of this being sustaining capital, including the HB AMAX Cavern sample well, described below.

Project & Operational Updates
•HB Solar Solution Mine in Carlsbad, New Mexico
◦HB AMAX Cavern: We continue to work to obtain the necessary permits to drill a sample well into the AMAX Cavern to measure its brine chemistry. AMAX is the largest cavern in the HB system and is expected to become an expansion area to the original HB caverns, which have been in service for over ten years.
◦We expect to finish the permitting process to drill the sample well in the second quarter of 2025 with construction and commissioning complete in July. The capital investment is estimated at approximately $4.5 million, with the well design also meeting the specifications needed to serve as a future extraction well.

Segment Highlights

Potash

	Three Months Ended March 31,
	2025	2024
	(in thousands, except per ton data)
Sales	$43,577	$37,576
Gross margin	$2,503	$5,574

Potash sales volumes (in tons)	103	74
Potash production volumes (in tons)	93	87

Average potash net realized sales price per ton(1)	$312	$395

In the first quarter of 2025, our potash segment sales increased $6.0 million compared to the same prior year period. This was primarily driven by a 39% increase in our potash sales volumes, offset by a 21% decrease in our average net realized sales price per ton. Potash segment byproduct sales increased $1.1 million compared to the same prior year period due to increased magnesium chloride and brine sales.
Our potash sales volumes increased in the first quarter of 2025 compared to the same prior year period, as we had more tons available to sell owing to the improved production rates in 2024. In the first quarter of 2025, our potash production of 93 thousand tons was approximately 7% higher than the 87 thousand tons we produced in the same prior year period.
In the first quarter of 2025, our potash segment cost of goods sold ("COGS") per ton totaled $313 per ton, which represents a 10% improvement from $349 per ton in the first quarter of 2024, primarily due to an increase in production during 2024.
Our segment gross margin decreased by $3.1 million compared to the same prior year period, primarily driven by the lower average net realized sales price, partially offset by higher sales volumes and improving COGS per ton.

Trio®

	Three Months Ended March 31,
	2025	2024
	(in thousands, except per ton data)
Sales	$49,842	$36,487
Gross margin (deficit)	$10,434	$(1,140)

Trio® sales volume (in tons)	110	91
Trio® production volume (in tons)	63	54

Average Trio® net realized sales price per ton(1)	$345	$300

In the first quarter of 2025, Trio® segment sales increased 37% compared to the same prior year period, primarily driven by a $13.4 million increase in Trio® sales. Trio® sales increased due to a 21% increase in tons sold and a 15% increase in our average net realized sales price per ton.
Our Trio® sales volumes and pricing increased in the first quarter of 2025 compared to the same prior year period as we experienced strong in-season demand owing to a tight domestic sulfate market and general strength in broader potash market fundamentals. Moreover, we had more tons available to sell owing to the higher volumes we produced in 2024 and in the first quarter of 2025, where our 63 thousand tons of production was 17% higher than the same prior year period.
In the first quarter of 2025, our Trio® segment COGS per ton totaled $235 per ton, which represents a 22% improvement from $300 per ton in the first quarter of 2024.
Our Trio® segment generated gross margin of $10.4 million in the first quarter of 2025, which compares to a gross deficit of $1.1 million in the same prior year period, with the increase primarily attributable to the higher sales volumes and average net realized sales price, as well as an improvement in our Trio® segment COGS per ton.
Oilfield Solutions

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Sales	$4,400	$5,324
Gross margin	$1,665	$2,000

In the first quarter of 2025, our oilfield solutions segment sales decreased $0.9 million compared to the same prior year period, due to a $0.7 million decrease in water sales and a $0.3 million decrease in surface use and easement sales. Our water sales decreased due to reduced oilfield activity on and around Intrepid South in the first quarter of 2025. Surface use and easement sales fluctuate based on the timing of recognizing revenue from the various performance obligations contained in the underlying agreements.
    Compared to the same prior year period, in the first quarter of 2025, our COGS decreased by $0.6 million, primarily due to decreased water sales. Our gross margin decreased by $0.3 million, due to the factors discussed above.

Notes
1 Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Tuesday, May 6, 2025, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.

Management invites you to listen to the conference call by using the toll-free dial-in number 1 (800) 715-9871 or International dial-in number 1 (646) 307-1963; please use conference ID 1179359. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (609) 800-9909 for International, or at intrepidpotash.com. The replay of the call will require the input of the replay access code 1179359. The recording will be available through May 13, 2025.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, operating plans, its market outlook, and statements regarding management matters. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•further write-downs of the carrying value of assets, including inventories;

•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•the impact of trade tariffs and any potential changes to them we are unable to mitigate;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in management and the board of directors, and our reliance on key personnel, including our ability to identify, recruit, and retain key personnel;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•global inflationary pressures and supply chain challenges;
•the impact of global health issues, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2024, and in other reports we file with the SEC.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Sales	$97,760	$79,287
Less:
Freight costs	17,491	12,830
Warehousing and handling costs	3,490	3,089
Cost of goods sold	60,842	56,431
Lower of cost or net realizable value inventory adjustments	1,335	503
Gross Margin	14,602	6,434

Selling and administrative	9,155	8,357
Accretion of asset retirement obligation	657	622
Impairment of long-lived assets	662	1,377
(Gain) loss on sale of assets	(182)	251
Other operating income	(1,284)	(1,132)
Other operating expense	596	1,265
Operating Income (Loss)	4,998	(4,306)

Other Income (Expense)
Equity in earnings of unconsolidated entities	—	149
Interest expense, net	(105)	—
Interest income	375	244
Other (expense) income	(466)	8
Income (Loss) Before Income Taxes	4,802	(3,905)

Income Tax (Expense) Benefit	(196)	775
Net Income (Loss)	$4,606	$(3,130)

Weighted Average Shares Outstanding:
Basic	12,917	12,817
Diluted	13,088	12,817
Income (Loss) Per Share:
Basic	$0.36	$(0.24)
Diluted	$0.35	$(0.24)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2025 AND DECEMBER 31, 2024
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$45,668	$41,309
Short-term investments	496	989
Accounts receivable:
Trade, net	47,847	22,465
Other receivables, net	2,431	763
Inventory, net	98,109	112,968
Prepaid expenses and other current assets	4,370	5,269
Total current assets	198,921	183,763

Property, plant, equipment, and mineral properties, net	341,256	344,338
Water rights	19,184	19,184
Long-term parts inventory, net	28,514	33,775
Long-term investments	3,097	3,571
Other assets, net	10,304	9,889
Total Assets	$601,276	$594,520

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$8,824	$8,616
Accrued liabilities	11,205	9,483
Accrued employee compensation and benefits	7,595	9,842
Other current liabilities	10,873	10,062
Total current liabilities	38,497	38,003

Asset retirement obligation, net of current portion	33,011	32,354
Operating lease liabilities	2,189	780
Finance lease liabilities	1,586	1,838
Deferred other income, long-term	44,925	45,489
Other non-current liabilities	1,615	1,664
Total Liabilities	121,823	120,128

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
12,961,175 and 12,908,078 shares outstanding
at March 31, 2025, and December 31, 2024, respectively	14	14
Additional paid-in capital	668,900	668,445
Accumulated deficit	(167,449)	(172,055)
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	479,453	474,392
Total Liabilities and Stockholders' Equity	$601,276	$594,520

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(In thousands)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net income (loss)	$4,606	$(3,130)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	10,482	9,304
Accretion of asset retirement obligation	657	622
Amortization of deferred financing costs	75	75
Amortization of intangible assets	82	80
Stock-based compensation	1,099	1,322
Lower of cost or net realizable value inventory adjustments	1,335	503
Impairment of long-lived assets	662	1,377
(Gain) loss on disposal of assets	(182)	251
Allowance for doubtful accounts	137	—
Allowance for parts inventory obsolescence	—	53
Unrealized loss on equity investment	474	—
Equity in earnings of unconsolidated entities	—	(149)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(25,519)	(19,749)
Other receivables, net	(1,676)	247
Inventory, net	18,784	10,835
Prepaid expenses and other current assets	330	922
Deferred tax assets, net	—	(789)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	307	(3,621)
Operating lease liabilities	(378)	(384)
Deferred other income	(564)	44,434
Other liabilities	206	(671)
Net cash provided by operating activities	10,917	41,532

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(8,272)	(11,673)
Proceeds from sale of assets	2,104	4,596
Proceeds from redemptions/maturities of investments	500	500
Net cash used in investing activities	(5,668)	(6,577)

Cash Flows from Financing Activities:
Repayments of short-term borrowings on credit facility	—	(4,000)
Payments of financing lease	(243)	(324)
Employee tax withholding paid for restricted stock upon vesting	(682)	(633)
Proceeds from exercise of stock options	38	—
Net cash used in financing activities	(887)	(4,957)

Net Change in Cash, Cash Equivalents and Restricted Cash	4,362	29,998
Cash, Cash Equivalents and Restricted Cash, beginning of period	41,898	4,651
Cash, Cash Equivalents and Restricted Cash, end of period	$46,260	$34,649

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(In thousands)

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or net income (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Net Income (Loss)	$4,606	$(3,130)
Adjustments
Impairment of long-lived assets	662	1,377
(Gain) loss on sale of assets	(182)	251
Calculated income tax effect(1)	—	(423)
Total adjustments	480	1,205
Adjusted Net Income (Loss)	$5,086	$(1,925)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) per Share:

	Three Months Ended March 31,
	2025	2024
Net Income (Loss) Per Diluted Share	$0.35	$(0.24)
Adjustments
Impairment of long-lived assets	0.05	0.11
(Gain) loss on sale of assets	(0.01)	0.02
Calculated income tax effect(1)	—	(0.03)
Total adjustments	0.04	0.10
Adjusted Net Income (Loss) Per Diluted Share	$0.39	$(0.14)

(1) Assumes an annual effective tax rate of 0% and 26% for 2025 and 2024, respectively.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(In thousands)

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Net Income (Loss)	$4,606	$(3,130)
Impairment of long-lived assets	662	1,377
(Gain) loss on sale of assets	(182)	251
Interest expense	105	—
Income tax expense (benefit)	196	(775)
Depreciation, depletion, and amortization	10,482	9,304
Amortization of intangible assets	82	80
Accretion of asset retirement obligation	657	622
Total adjustments	12,002	10,859
Adjusted EBITDA	$16,608	$7,729

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2025		2024
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$43,577	$49,842	$37,576	$36,487
Less: Segment byproduct sales	6,254	164	5,164	203
Freight costs	5,137	11,764	3,146	8,974
Subtotal	$32,186	$37,914	$29,266	$27,310

Divided by:
Tons sold	103	110	74	91
Average net realized sales price per ton	$312	$345	$395	$300

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(In thousands)

	Three Months Ended March 31, 2025
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$37,323	$—	$—	$(59)	$37,264
Trio®	—	49,678	—	—	49,678
Water	—	—	1,472	—	1,472
Salt	3,135	164	—	—	3,299
Magnesium Chloride	1,148	—	—	—	1,148
Brine Water	1,971	—	1,199	—	3,170
Other	—	—	1,729	—	1,729
Total Revenue	$43,577	$49,842	$4,400	$(59)	$97,760

	Three Months Ended March 31, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$32,412	$—	$—	$(100)	$32,312
Trio®	—	36,284	—	—	36,284
Water	—	—	2,169	—	2,169
Salt	3,144	203	—	—	3,347
Magnesium Chloride	419	—	—	—	419
Brine Water	1,583	—	1,127	—	2,710
Other	18	—	2,028	—	2,046
Total Revenue	$37,576	$36,487	$5,324	$(100)	$79,287

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(In thousands)

Three Months Ended March 31, 2025	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$43,577	$49,842	$4,400	$(59)	$97,760
Less: Freight costs	5,786	11,764	—	(59)	17,491
Warehousing and handling costs	1,711	1,779	—	—	3,490
Cost of goods sold	32,242	25,865	2,735	—	60,842
Lower of cost or net realizable value inventory adjustments	1,335	—	—	—	1,335
Gross Margin	$2,503	$10,434	$1,665	$—	$14,602
Depreciation, depletion, and amortization incurred[1]	$8,251	$844	$981	$488	$10,564

Three Months Ended March 31, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$37,576	$36,487	$5,324	$(100)	$79,287
Less: Freight costs	3,956	8,974	—	(100)	12,830
Warehousing and handling costs	1,727	1,362	—	—	3,089
Cost of goods sold	25,816	27,291	3,324	—	56,431
Lower of cost or net realizable value inventory adjustments	503	—	—	—	503
Gross Margin (Deficit)	$5,574	$(1,140)	$2,000	$—	$6,434
Depreciation, depletion, and amortization incurred[1]	$6,971	$884	$1,071	$458	$9,384

(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.